                                                                    EXHIBIT 11.0

Computation of Earnings per Share

The following represents the computation of earnings per share reflecting the assumption that the granted shares under the option and warrants plan which would be dilutive will be exercised.

                                                               Three Months Ended March 31,
                                                                   2006           2005
Net earnings applicable to common shareholders, basic          $   563,263    $     627,934
Add:  Dividend to preferred shareholders                            96,410           21,600
Less:  Change in fair value of warrants                           (434,521)              --
                                                               -----------    -------------
Net earnings, diluted                                          $   225,152    $     649,534
                                                               ===========    =============

Weighted average common shares outstanding, basic               15,001,832       12,619,603
Common share equivalents relating to:
         Preferred stock                                         3,910,000        2,127,890
         Stock options                                              27,365          707,172
         Warrants                                                  727,744        1,159,857
                                                               -----------    -------------
Weighted average common shares outstanding                      19,666,941       16,614,522
                                                               ===========    =============

Net earnings per share:
         Basic                                                 $      0.04    $        0.05
         Diluted                                               $      0.01    $        0.04

Anti-dilutive preferred stock, stock options and warrants
not included in the diluted earnings per share computations        824,798          277,500
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See notes to consolidated financial statements.